Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Gretchen Dock	Timothy Dolan
Phase Forward	Integrated Corporate Relations
781-902-4413	617-956-6727
Gretchen.dock@phaseforward.com	timothy.dolan@icrinc.com

PHASE FORWARD PRICES PUBLIC OFFERING OF COMMON STOCK AND EXPECTS TO RAISE APPROXIMATELY $78 MILLION

Waltham, MA — May 22, 2007 — Phase Forward Incorporated (NASDAQ: PFWD), a provider of data management solutions for clinical trials and drug safety, announced today that it has priced a public offering of 5,500,000 shares of its common stock at a price of $15.00 per share, for estimated net proceeds, before expenses, of approximately $78 million.  The closing of the offering is expected to take place on May 29, 2007.  The underwriters have an option for 30 days to purchase up to an additional 825,000 shares from Phase Forward to cover over-allotments, if any.  All of the shares of common stock are being offered pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective earlier this month.

Thomas Weisel Partners LLC and UBS Investment Bank are acting as the joint bookrunners for the offering.  Piper Jaffray & Co., Craig-Hallum Capital Group LLC and Pacific Crest Securities are serving as co-managers.

Copies of the prospectus supplement and accompanying prospectus with respect to the offering may be obtained from Thomas Weisel Partners LLC, Prospectus Department, One Montgomery Street, San Francisco, CA 94104 or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state or jurisdiction.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm™), clinical data management (Clintrial™), clinical trials signal detection (CTSD™), strategic pharmacovigilance (WebVDME™ and Signal Management), adverse event reporting (Clintrace™) and applied data standards (WebSDM™). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 250 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, or FDA, GlaxoSmithKline, Harvard Clinical Research Institute, Merck & Co., Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Tibotec, the U.K. Medicines and Healthcare Products Regulatory Agency and Servier.  Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Language

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s planned consummation of the proposed offering.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, the prospectus supplement and accompanying prospectus with respect to the offering.